Exhibit 99.2

Report of the Statutory Auditor to the General Meeting of Shareholders of

Weatherford International Ltd., Zug

Report of the Statutory Auditor on the Consolidated Financial Statements

As statutory auditor, we have audited the accompanying consolidated financial statements of Weatherford International Ltd. and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2013 and notes thereto (pages 43 to 81).

Board of Directors’ Responsibility
The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards as well as the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

Other Matter
The restated consolidated financial statements of Weatherford International Ltd. as of and for the years ended December 31, 2012 and 2011 were audited by another auditor who expressed an unmodified opinion on those restated consolidated financial statements on March 4, 2013.

Report on Other Legal Requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

KPMG AG

/s/ Martin Rohrbach	/s/ Doug Mullins
Licensed Audit Expert Auditor in Charge	Partner

Zurich, February 25, 2014

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars and shares in millions, except par value)	2013	2012
Current Assets:
Cash and Cash Equivalents	$435	$300
Accounts Receivable, Net of Allowance for Uncollectible Accounts of $114 in 2013 and $84 in 2012	3,594	3,885
Inventories, Net	3,371	3,675
Deferred Tax Assets	309	376
Other Current Assets	1,065	793
Total Current Assets	8,774	9,029

Property, Plant and Equipment:
Land, Buildings and Leasehold Improvements	1,860	1,714
Rental and Service Equipment	10,869	10,208
Machinery and Other	2,547	2,407
	15,276	14,329
Less: Accumulated Depreciation	6,908	6,030
	8,368	8,299

Goodwill	3,709	3,871
Other Intangible Assets, Net	626	766
Equity Investments	296	646
Other Non-current Assets	204	184
Total Assets	$21,977	$22,795

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$1,666	$1,585
Accounts Payable	2,091	2,108
Accrued Salaries and Benefits	472	490
Billings in Excess of Costs and Estimated Earnings	127	281
Income Taxes Payable	183	167
Other Current Liabilities	1,160	1,079
Total Current Liabilities	5,699	5,710

Long-term Debt	7,061	7,049
Other Non-current Liabilities	1,014	1,218
Total Liabilities	13,774	13,977

Shareholders’ Equity:
Shares - Par Value 1.16 Swiss Francs; Authorized 840 shares, Conditionally Authorized 372 shares, Issued 840 shares at December 31, 2013 and 2012, Outstanding 767 shares and 761 shares at December 31, 2013 and 2012, respectively.	775	775
Capital in Excess of Par Value	4,600	4,674
Treasury Shares, 73 shares and 79 shares, at cost, at December 31, 2013 and 2012, respectively.	(37)	(182)
Retained Earnings	3,011	3,356
Accumulated Other Comprehensive Income	(187)	163
Weatherford Shareholders’ Equity	8,162	8,786
Noncontrolling Interests	41	32
Total Shareholders’ Equity	8,203	8,818
Total Liabilities and Shareholders’ Equity	$21,977	$22,795

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars and shares in millions, except per share amounts)	2013	2012	2011
Revenues:
Products	$6,007	$6,024	$4,884
Services	9,256	9,191	8,104
	15,263	15,215	12,988

Costs and Expenses:
Cost of Products	4,480	4,693	3,742
Cost of Services	7,822	7,162	5,936
Research and Development	265	257	245
Selling, General and Administrative Attributable to Segments	1,728	1,585	1,532
Corporate General and Administrative	316	355	226
Goodwill and Equity Investment Impairment	—	793	—
U.S. Government Investigation Loss	153	100	—
Gain on Sale of Businesses	(24)	(28)	—
	14,740	14,917	11,681

Operating Income	523	298	1,307
Other Income (Expense):
Interest Expense, Net	(516)	(486)	(453)
Devaluation of Venezuelan Bolivar	(100)	—	—
Other, Net	(77)	(100)	(107)

Income (Loss) Before Income Taxes	(170)	(288)	747
Provision for Income Taxes	(144)	(462)	(542)
Net Income (Loss)	(314)	(750)	205
Net Income Attributable to Noncontrolling Interests	(31)	(28)	(16)
Net Income (Loss) Attributable to Weatherford	$(345)	$(778)	$189

Earnings (Loss) Per Share Attributable To Weatherford:
Basic	$(0.45)	$(1.02)	$0.25
Diluted	$(0.45)	$(1.02)	$0.25

Weighted Average Shares Outstanding:
Basic	772	765	753
Diluted	772	765	760

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(Dollars in millions)	2013	2012	2011
Net Income (Loss)	$(314)	$(750)	$205
Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation	(353)	86	(118)
Defined Benefit Pension Activity	2	(4)	(5)
Other	1	1	1
Other Comprehensive Income (Loss)	(350)	83	(122)
Comprehensive Income (Loss)	(664)	(667)	83
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	(31)	(28)	(16)
Comprehensive Income (Loss) Attributable to Weatherford	$(695)	$(695)	$67

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in millions)	Par Value of Issued Shares	Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Non-controlling Interests	Total Shareholders’ Equity
Balance at December 31, 2010	$761	$4,617	$3,949	$202	$(478)	$67	$9,118

Net Income	—	—	189	—	—	16	205
Other Comprehensive Loss	—	—	—	(122)	—	—	(122)
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(29)	(29)
Shares Issued for Acquisitions	6	63	—	—	65	—	134
Equity Awards Granted, Vested and Exercised	—	(7)	—	—	79	—	72
Excess Tax Benefits of Share-based Compensation Plans	—	4	—	—	—	—	4
Deconsolidation of Joint Ventures	—	—	(4)	—	—	(34)	(38)
Other	2	(2)	—	—	—	1	1
Balance at December 31, 2011	769	4,675	4,134	80	(334)	21	9,345

Net Income (Loss)	—	—	(778)	—	—	28	(750)
Other Comprehensive Income	—	—	—	83	—	—	83
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(21)	(21)
Shares Issued for Acquisitions	—	(27)	—	—	66	—	39
Equity Awards Granted, Vested and Exercised	—	(22)	—	—	86	—	64
Excess Tax Benefit of Share-Based Compensation Plans	—	(3)	—	—	—	—	(3)
Exercise of Warrants	6	59	—	—	—	—	65
Other	—	(8)	—	—	—	4	(4)
Balance at December 31, 2012	775	4,674	3,356	163	(182)	32	8,818

Net Income (Loss)	—	—	(345)	—	—	31	(314)
Other Comprehensive Loss	—	—	—	(350)	—	—	(350)
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(27)	(27)
Equity Awards Granted, Vested and Exercised	—	(68)	—	—	145	—	77
Excess Tax Benefit of Share-Based Compensation Plans	—	(1)	—	—	—	—	(1)
Other	—	(5)	—	—	—	5	—
Balance at December 31, 2013	$775	$4,600	$3,011	$(187)	$(37)	$41	$8,203

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in millions)	2013	2012	2011
Cash Flows From Operating Activities:
Net Income (Loss)	$(314)	$(750)	$205
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,402	1,282	1,136
Goodwill and Equity Investment Impairment	—	793	—
U.S. Government Investigation Loss	153	100	—
Employee Share-Based Compensation Expense	66	76	87
Bad Debt Expense	102	22	52
(Gain) Loss on Sale of Assets and Businesses, Net	6	(9)	29
Deferred Income Tax Provision (Benefit)	(33)	(13)	121
Excess Tax Benefits from Share-Based Compensation	1	(1)	(4)
Devaluation of Venezuelan Bolivar	100	—	—
Other, Net	10	43	(19)
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	(12)	(705)	(623)
Inventories	129	(738)	(606)
Other Current Assets	(65)	(231)	(81)
Accounts Payable	69	543	242
Billings in Excess of Costs and Estimated Earnings	(154)	255	29
Other Current Liabilities	(185)	452	202
Other, Net	(46)	102	82
Net Cash Provided by Operating Activities	1,229	1,221	852

Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(1,575)	(2,177)	(1,524)
Acquisitions of Businesses, Net of Cash Acquired	(8)	(165)	(144)
Acquisition of Intellectual Property	(9)	(17)	(8)
Acquisition of Equity Investments in Unconsolidated Affiliates	—	(8)	(14)
Proceeds from Sale of Assets and Businesses, Net	488	61	31
Other Investing Activities	—	—	(15)
Net Cash Used by Investing Activities	(1,104)	(2,306)	(1,674)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	3	1,313	22
Repayments of Long-term Debt	(603)	(310)	(216)
Borrowings (Repayments) of Short-term Debt, Net	612	(13)	992
Proceeds from Exercise of Warrants	—	65	—
Excess Tax Benefits from Share-Based Compensation	(1)	1	4
Other Financing Activities, Net	(5)	(44)	(25)
Net Cash Provided by Financing Activities	6	1,012	777
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	2	—

Net Increase (Decrease) in Cash and Cash Equivalents	135	(71)	(45)
Cash and Cash Equivalents at Beginning of Year	300	371	416
Cash and Cash Equivalents at End of Year	$435	$300	$371

The accompanying notes are an integral part of these consolidated financial statements.

Weatherford International Ltd.
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Organization and Nature of Operations

Weatherford International Ltd., a Swiss joint-stock corporation (together with its subsidiaries, “Weatherford,” the “Company,” “we,” “us,” and “our”), is one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries, which are located in nearly all of the oil and natural gas producing regions in the world. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years.

Our parent company was Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”), until we moved our incorporation to Bermuda in 2002. In February 2009, we completed a share exchange transaction in which Weatherford International Ltd., a Bermuda exempted company, and our then parent company (“Weatherford Bermuda”), became a wholly-owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), for purposes of changing the Company’s place of incorporation from Bermuda to Switzerland (the “Transaction”). Pursuant to the Transaction, each common share, par value U.S. $1.00 per share, of Weatherford Bermuda was exchanged for one registered share, par value 1.16 Swiss francs (“CHF”) per share, of Weatherford Switzerland. Weatherford Bermuda and Weatherford Delaware continue to be wholly-owned subsidiaries of Weatherford Switzerland.

Principles of Consolidation

The consolidated financial statements include the accounts of Weatherford International Ltd., all wholly-owned subsidiaries, controlled joint ventures and variable interest entities in which the Company has determined it is the primary beneficiary for accounting purposes. All material intercompany accounts and transactions have been eliminated within our consolidated financial statements.

Investments in affiliates in which we exercise significant influence over operating and financial policies are accounted for using the equity method. We recognize equity in earnings of unconsolidated affiliates in Selling, General and Administration attributable to segments in our Consolidated Statements of Operations (see Note 9 –Equity Investments).

We have a significant variable interest in a lessor trust that is a variable interest entity. We are not the primary beneficiary and do not consolidate the trust. The variable interest in the trust is created by the residual fair value guarantees on the leased assets. Our maximum exposure to loss associated with this variable interest and the respective fair value guarantees totaled $46 million at December 31, 2013. In addition, we have guaranteed debt on behalf of equity investees in whom we have a variable interest and for which we are not the primary beneficiary. These guarantees totaled $118 million at December 31, 2013.

Deconsolidation

During 2011, we deconsolidated three joint ventures that should have been deconsolidated as of January 1, 2010 in accordance with the U.S. generally accepted accounting principles (“U.S. GAAP”) variable interest entity accounting guidance, effective in 2010. We recognized equity investments totaling $43 million and derecognized the associated noncontrolling interests totaling $34 million.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosure of contingent liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible accounts receivable, lower of cost or market value of inventories, equity investments, intangible assets and goodwill, property, plant and equipment, income taxes, percentage-of-completion accounting for long-term contracts, self-insurance, pension and post-retirement benefit plans, contingencies and share based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ from those estimates.

Disputes, Litigation and Contingencies

We accrue an estimate of the probable and estimable cost to resolve certain legal and investigation matters. For matters not deemed probable and reasonably estimable, we have not accrued any amounts in accordance with U.S. GAAP. Our contingent loss estimates are based upon an analysis of potential results, assuming a combination of probable litigation and settlement strategies. The accuracy of these estimates is impacted by the complexity of the associated issues.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts based on various factors including historical experience, the current aging status of our customer accounts, the financial condition of our customers and the business and political environment in which our customers operate. Provisions for doubtful accounts are recorded when it becomes probable that customer accounts are uncollectible.

Major Customers and Credit Risk

Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform on-going credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses, and actual losses have historically been within our expectations. International sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds, or result in the deprivation of contract rights or the taking of property without fair consideration. Most of our international sales are to large international or national oil companies and these sales have resulted in a concentration of receivables from certain national oil companies in Latin America. As of December 31, 2013 our receivables from Latin America customers accounted for 38% of our net outstanding accounts receivable balance with $326 million due from Petroleos de Venezuela, S.A. (“PDVSA”) and $437 million due from Petroleos Mexicanos (“Pemex”). In 2013 we recognized a loss of $58 million, upon settlement of $127 million in outstanding receivables due from PDVSA. We accepted bonds with a face value of $127 million from PDVSA in full settlement of $127 million in trade receivables. Upon receipt, we immediately sold these bonds for a loss in a series of transactions. During 2013, 2012 and 2011, no individual customer accounted for more than 10% of our consolidated revenues.

Inventories

We value our inventories at lower of cost or market using either the first-in, first-out (“FIFO”) or average cost methods. Cost represents third-party invoice or production cost. Production cost includes material, labor and manufacturing overhead. Work in process and finished goods inventories include the cost of materials, labor and manufacturing overhead.

Property, Plant and Equipment

We carry our property, plant and equipment, both owned and under capital lease, at cost less accumulated depreciation. The carrying values are based on our estimates and judgments relative to capitalized costs, useful lives and salvage value, where applicable. We expense maintenance and repairs as incurred. We capitalize expenditures for improvements as well as renewals and replacements that extend the useful life of the asset. We depreciate our fixed assets on a straight-line basis over their estimated useful lives, allowing for salvage value where applicable.

Our depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $1.3 billion, $1.2 billion and $1.0 billion, respectively. We classify our rig assets as Rental and Service Equipment on the Consolidated Balance Sheets.

The estimated useful lives of our major classes of property, plant and equipment are as follows:

Estimated Useful Lives
Buildings and leasehold improvements	10 – 40 years or lease term
Rental and service equipment	2 – 20 years
Machinery and other	2 – 12 years

Goodwill and Indefinite-Lived Intangible Assets

We test for the impairment of goodwill and other intangible assets with indefinite lives annually as of October 1, or more frequently if indicators of impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount.

The fair value of our reporting units is determined using primarily an income approach. The fair value was estimated using discounted cash flows using a discount rate adjusted for credit risk of the regional reporting unit tested. If the fair value of a reporting unit is less than the recorded book value of the reporting unit’s assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit’s assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. Our indefinite-lived asset impairment test involves a comparison of the fair value of the intangible asset and its carrying value. If the fair value is less than the carrying value, the asset is written down to fair value.

Intangible Assets

Our intangible assets, excluding goodwill, are acquired technology, licenses, patents, customer relationships and other identifiable intangible assets. Intangible assets are amortized on a straight-line basis over their estimated economic lives generally ranging from two to 20 years, except for intangible assets with indefinite lives, which are not amortized. As many areas of our business rely on patents and proprietary technology, we seek patent protection both inside and outside the U.S. for products and methods that appear to have commercial significance. We capitalize patent defense costs when we determine that a successful defense is probable.

Long-Lived Assets

We review our long-lived assets to determine whether any events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of undiscounted cash flow of the asset at the lowest level that has an identifiable cash flow. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows. Cash flows are generally discounted using an interest rate commensurate with a weighted average cost of capital for a similar asset.

Research and Development Expenditures

Research and development expenditures are expensed as incurred.

Environmental Expenditures

Environmental expenditures that relate to the remediation of an existing condition caused by past operations and that do not contribute to future revenues are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and costs can be reasonably estimated. Estimates are based on available facts and technology, enacted laws and regulations and our prior experience in remediation of contaminated sites.

Derivative Financial Instruments

We record derivative instruments on the balance sheet at their fair value, as either an asset or a liability. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge relationship, and if so, the type of hedge transaction. Any gain or loss associated with the termination of an interest rate swap that was accounted for as a hedge instrument is deferred and amortized as an adjustment to interest expense over the remaining term of the designated debt instrument.

Foreign Currency

Results of operations for our foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included as Accumulated Other Comprehensive Income (Loss), a component of shareholders’ equity.

For our subsidiaries that have a functional currency that differs from the currency of their balances and transactions, inventories, property, plant and equipment and other non-monetary assets and liabilities, together with their related elements of expense or income, are remeasured using historical exchange rates. All monetary assets and liabilities are remeasured at current exchange rates. All revenues and expenses are translated at average exchange rates. Remeasurement gains and losses for these subsidiaries are recognized in our results of operations during the period incurred. We had net foreign currency losses, excluding the devaluation of the Venezuelan bolivar of $66 million, $85 million and $84 million in 2013, 2012 and 2011, respectively. In addition, during 2013 we recognized a charge of approximately $100 million on the devaluation of the Venezuelan bolivar. Due to the magnitude, the 2013 devaluation of the Venezuelan bolivar is discussed separately below under the heading “Foreign Currency - Devaluation of Venezuelan Bolivar.” The gain or loss related to individual foreign currency transactions, excluding the devaluation of the Venezuelan bolivar, is included in Other, Net in our Consolidated Statements of Operations.

Foreign Currency - Devaluation of Venezuelan Bolivar

On February 8, 2013, the Venezuelan government announced its intention to devalue its currency effective February 13, 2013 at which time the official exchange rate will have moved from 4.30 per dollar to 6.30 per dollar for all goods and services. In connection with this devaluation, we recognized a charge of approximately $100 million in 2013 for the remeasurement of our net monetary assets denominated in the Venezuelan bolivar at the date of the devaluation. Our net investment in Venezuela was $666 million at December 31, 2013. Our net monetary asset position denominated in Venezuelan bolivar was $238 million at December 31, 2013.

Share-Based Compensation

We account for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and performance units by measuring these awards at the date of grant and recognizing the grant date fair value as an expense, net of expected forfeitures, over the service period, which is usually the vesting period.

Income Taxes

Income taxes have been provided based upon the tax laws and rates in the countries in which our operations are conducted and income is earned. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. The impact of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority.

Revenue Recognition

Revenue is recognized when all of the following criteria have been met: (1) evidence of an arrangement exists; (2) delivery to and acceptance by the customer has occurred; (3) the price to the customer is fixed or determinable; and (4) collectability is reasonably assured.

Both contract drilling and pipeline service revenue is contractual by nature and generally governed by day-rate based contracts. We recognize revenue for these day-rate contracts based on the criteria outlined above, which is consistent with our other product offerings.

From time to time, we may receive revenues for preparation and mobilization of equipment and personnel. In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to preparation and mobilization are deferred and recognized over the primary contract term using the straight-line method. Costs of relocating equipment without contracts to more promising market areas are expensed as incurred. Demobilization fees received are recognized, along with any related expenses, upon completion of contracts.

We incur rebillable expenses including shipping and handling, third-party inspection and repairs, and customs costs and duties. We recognize the revenue associated with these rebillable expenses as Products Revenues and all related costs as Cost of Products in the accompanying Consolidated Statements of Operations.

Percentage-of-Completion

Revenue from certain long-term construction type contracts is reported based on the percentage-of-completion method of accounting. This method of accounting requires us to calculate contract profit to be recognized in each reporting period for each contract based upon our projections of future outcomes, which include:

•estimates of the available revenue under the contracts;
•estimates of the total cost to complete the project;
•estimates of project schedule and completion date;
•estimates of the extent of progress toward completion; and
•amount of any change orders or claims included in revenue.

Measurements of progress are based on costs incurred to date as a percentage of total estimated costs or output based related to physical progress. At the outset of each contract, we prepare a detailed analysis of our estimated cost to complete the project. Risks related to service delivery, usage, productivity and other factors are considered in the estimation process. We periodically evaluate the estimated costs, claims, change orders and percentage-of-completion at the contract level. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of total contract value, change orders and claims, less costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period in which they become evident. Profits are recorded based upon the total estimated contract profit multiplied by the current estimated percentage complete for the contract.

Earnings per Share

Basic earnings per share for all periods presented equals net income divided by the weighted average number of our shares outstanding during the period including participating securities. Diluted earnings per share is computed by dividing net income by the weighted average number of our shares outstanding during the period including participating securities, adjusted for the dilutive effect of our stock options, restricted shares, performance units and our outstanding warrants.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are included in the computation of earnings per share following the two-class method. Accordingly, we include our restricted share awards (“RSA”), which contain the right to vote and receive dividends, in the computation of both basic and diluted earnings per share. The following reconciles basic and diluted weighted average shares outstanding:

	Year Ended December 31,
(Shares in millions)	2013	2012	2011
Basic weighted average shares outstanding	772	765	753
Dilutive effect of:
Warrants	—	—	2
Stock options and restricted shares	—	—	5
Diluted weighted average shares outstanding	772	765	760

Our diluted weighted average shares outstanding for the years ended December 31, 2013, 2012 and 2011, exclude potential shares that are anti-dilutive, such as options where the exercise price exceeds the current market price of our stock. In addition, diluted weighted average shares outstanding for the years ended December 31, 2013 and 2012, exclude potential shares for stock options, restricted shares and performance units outstanding as we have net losses for that period as their inclusion would be anti-dilutive. The following table discloses the number of anti-dilutive shares excluded:

	Year Ended December 31,
(Shares in millions)	2013	2012	2011
Anti-dilutive potential shares	5	4	5

New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued new guidance intended to improve the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This guidance became effective for us in our second quarter of 2013. Please see Note 14 – Shareholders' Equity, which presents the reclassifications out of Accumulated Other Comprehensive Income.

In July 2013, the FASB issued new guidance intended to clarify the presentation of unrecognized tax benefits. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carryforward, with certain exceptions. The unrecognized tax benefit should be presented as a liability and should not be combined with deferred tax assets to the extent that: (1) the deferred tax asset is not available under the tax law of the applicable jurisdiction to settle additional income taxes resulting from disallowance of the tax position, or (2) the entity is not required to use the deferred tax asset under the tax law of the applicable jurisdiction and the entity does not intend to use the deferred tax asset to offset additional taxes that would result from disallowance of the position. This guidance will be effective for us beginning with the first quarter of 2014 and may be adopted prospectively for all unrecognized tax benefits that exist at the effective date or retrospectively. The adoption of this guidance is not expected to have a material impact on our financial position, results of operations or cash flows.

2.  Business Combinations and Dispositions

Acquisitions

We have acquired businesses we feel are important to our long-term strategy. Results of operations for acquisitions are included in the accompanying Consolidated Statements of Operations from the date of acquisition. The balances included in the Consolidated Balance Sheets related to current year acquisitions are based on preliminary information and are subject to change when final asset valuations are obtained and the potential for liabilities has been evaluated. The purchase price for the acquisitions is allocated to the net assets acquired based upon their estimated fair values at the date of acquisition. During the year ended December 31, 2013, we acquired businesses for cash consideration of $8 million, net of cash acquired.

In May 2012, we acquired a company that designs and produces well completion tools. As purchase consideration, we paid $29 million in cash, issued three million shares valued at approximately $39 million, settled a previously existing note receivable for $16 million and entered into a contingent consideration arrangement valued at approximately $8 million at December 31, 2013 that will be settled in early 2015. This contingent consideration arrangement is dependent on the acquired company’s 2014 revenue and will be marked to market through current earnings in each reporting period prior to settlement. The liability is valued using a Monte Carlo simulation and Level 3 inputs.

During the year ended December 31, 2012, we also acquired other businesses and equity investments for cash consideration of $144 million, net of cash acquired. We acquired various businesses and equity investments during the year ended 2011 for cash consideration of $158 million, net of cash acquired. In addition, our 2011 acquisitions included the issuance of approximately eight million shares valued at $134 million.

Dispositions

During the fourth quarter of the year ended December 31, 2013, we completed the sale of our 38.5% equity interest in Borets International Limited (“Borets”) (formerly Premier Business Solutions, “PBS”) for $400 million, net of settlement items. Borets is an electric submersible pump manufacturer that operates in Russia. The consideration consisted of $359 million in cash and a three-year $30 million promissory note. As part of the sale, it was agreed that any payables or receivables between the parties would be net settled and, as a result, $11 million that we owed to Borets was deducted from the total consideration. We recorded a gain on sale of $18 million.

During the first half of 2013, we also completed the sale of our industrial screen business for proceeds totaling $137 million. Through our industrial screen operations, we delivered screen technologies used in numerous industries and, as a result, the screen business was not closely aligned with our goals as a leading provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. During the year ended December 31, 2013, we recognized gains totaling $6 million resulting from these industrial screen transactions. The major classes of assets sold in these transactions included $54 million in cash, $36 million of accounts receivable, $37 million of inventory and $93 million of other assets primarily comprised of property, plant and equipment, other intangible assets and goodwill. Liabilities of $69 million were also transferred in the sale, of which $60 million were current liabilities.

During 2012, we completed the sale of our subsea controls business in exchange for an equity investment, valued at $173 million, in ProServ Group Inc., an entity that is positioned to provide complete subsea solutions to clients (see Note 9 – Equity Investments). We recognized a $28 million gain from the transaction (approximately $25 million net of tax). The major classes of assets sold included $39 million of accounts receivable and other current assets, $38 million of inventories, $5 million of property plant and equipment and $74 million of goodwill. Liabilities of $13 million were also transferred in the sale.

3.  Supplemental Cash Flow Information

Cash paid for interest and income taxes, net of refunds, was as follows:

	Year Ended December 31,
(Dollars in millions)	2013	2012	2011
Interest paid, net of capitalized interest	$525	$478	$461
Income taxes paid, net of refunds	442	443	291

4.  Percentage of Completion Contracts

During 2013, we recognized estimated project losses of $232 million related to our long-term early production facility construction contracts in Iraq accounted for under the percentage of completion method. Total estimated losses on these projects were $307 million at December 31, 2013. As of December 31, 2013, our percentage of completion project estimates include $36 million of claims revenue and $82 million for liquidated damages that we are contractually obligated to pay as a result of delays in the expected completion of the project. We have a variety of unapproved contract change orders or claims that are not included in our revenues as of December 31, 2013. Amounts representing these contract change orders or claims are included in revenue only when they can be estimated reliably and their realization is reasonably assured.

During 2012, we recognized losses of $100 million related to a long-term construction contract in Iraq accounted for under the percentage of completion method. As of December 31, 2012, we had claims against our customer of $68 million that were not included in our revenue estimates because they do not meet the criteria for recognition. Additionally, we had accrued $17 million for liquidated damages that we are contractually obligated to pay as a result of delays in the expected completion of the project. In addition, in the quarter ended December 31, 2012, we recognized $63 million in revenue upon revision of project estimates on our projects in Mexico. These amounts were determined to be realizable in the fourth quarter of 2012.

5.  Accounts Receivable Factoring

Since 2010, we have engaged in a factoring program to sell accounts receivable in Mexico to third party financial institutions. In 2013, we sold $215 million under the program, received cash totaling $204 million and recognized a loss of $3 million on these sales. In 2012, we sold approximately $177 million under the program, received cash totaling $163 million and recognized a loss of $1 million on these sales. In 2011, we sold approximately $65 million under our factoring program, received cash totaling $64 million and recognized a loss of $1 million on these sales. In each year our factoring transactions qualified for sale accounting under the accounting standards and all related proceeds are included as operating cash flows in our Consolidated Statements of Cash Flows.
6.  Inventories, Net

Inventories, net of reserves, by category were as follows:

	December 31,
(Dollars in millions)	2013	2012
Raw materials, components and supplies	$386	$461
Work in process	130	166
Finished goods	2,855	3,048
	$3,371	$3,675

Work in process and finished goods inventories include cost of materials, labor and manufacturing overhead. During 2013 we recognized charges for excess and obsolete inventory totaling $62 million. During 2012, we recognized a charge of $30 million to adjust the carrying value of our guar inventory, a component of certain drilling fluids, to the lower of cost or market. During 2012, we also recognized a charge for excess and obsolete inventory of $53 million. These costs are classified in the caption “Cost of Products” within our Consolidated Statements of Operations.

7.  Goodwill

We perform an impairment test for goodwill and indefinite-lived intangible assets annually as of October 1, or more frequently if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount. The fair value of our reporting units is determined using primarily an income approach. The income approach estimates fair value by discounting each reporting unit’s estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and considers the risk profile of each reporting unit. Our reporting units are components of our operating segments, certain of which are aggregated and include the United States, Canada, Latin America, Europe, Sub-Sahara Africa (“SSA”), Russia, Middle East/North Africa (“MENA”) and Asia Pacific.

The fair values of all our reporting units were in excess of their carrying value as of our October 1, 2013 annual impairment test. The fair value of our Latin America reporting unit was closest to its carrying value and was 21% in excess of its carrying value at October 1, 2013. The goodwill balance at December 31, 2013 for Latin America was $345 million.

During the second quarter of 2012, we noted a sustained decline in the market price of our registered shares such that our market capitalization was lower than our total shareholders’ equity for an extended period. Additionally, certain of our reporting units were not performing at the levels previously expected. In response, we considered the associated circumstances to assess whether an event or change had occurred that, more likely than not, reduced the fair value of any of our reporting units below their carrying amount. After considering the relevant circumstances, we concluded that the decline in our market capitalization was a potential indicator of impairment and we prepared the analysis necessary to identify potential impairment through the comparison of reporting unit fair values and carrying amounts. This “step one” analysis indicated that the goodwill attributed to our MENA and SSA reporting units was potentially impaired. Consequently, we performed the “step two” analysis of the goodwill impairment test, comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The “step two” analysis indicated that the goodwill for both reporting units was fully impaired and we recognized an impairment loss of $589 million in the second quarter of 2012, of which $512 million was attributable to MENA and $77 million to SSA.

The changes in the carrying amount of goodwill by reportable segment for the two years ended December 31, 2013 and 2012 were as follows:

(Dollars in millions)	North America	MENA/ Asia Pacific	Europe/ SSA/ Russia	Latin America	Total
Balance at December 31, 2011	$2,272	743	1,024	384	4,423
Acquisitions	59	—	46	—	105
Disposals	(2)	(7)	(65)	—	(74)
Impairment loss	—	(512)	(77)	—	(589)
Purchase price and other adjustments	(18)	—	—	(24)	(42)
Foreign currency translation adjustments	25	2	27	(6)	48
Balance at December 31, 2012	2,336	226	955	354	3,871

Acquisitions	—	—	2	—	2
Disposals	(23)	(4)	(13)	(1)	(41)
Purchase price and other adjustments	1	—	(3)	2	—
Foreign currency translation adjustments	(71)	(13)	(29)	(10)	(123)
Balance at December 31, 2013	$2,243	$209	$912	$345	$3,709

8.  Other Intangible Assets

The components of intangible assets were as follows:

	December 31, 2013			December 31, 2012
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired technology	$417	$(238)	$179	$423	$(207)	$216
Licenses	261	(161)	100	254	(139)	115
Patents	271	(129)	142	266	(113)	153
Customer relationships and contracts	329	(163)	166	353	(148)	205
Other	91	(52)	39	128	(51)	77
	$1,369	$(743)	$626	$1,424	$(658)	$766

We have trademarks that are considered to have indefinite lives as we have the ability and intent to renew them indefinitely. These trademarks had a carrying value of $12 million and $19 million at December 31, 2013 and 2012, and are included in the Other caption in the table above.

Additions to intangibles for the years ended December 31, 2013 and 2012 were as follows:

	Year Ended December 31,
(Dollars in millions)	2013	2012
Acquired technology	$1	$—
Licenses	3	13
Patents	5	34
Customer relationships and contracts	4	100
Other	2	30
Total	$15	$177

Amortization expense was $120 million, $122 million and $102 million for the years ended December 31, 2013, 2012 and 2011, respectively. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2013 is expected to be as follows (dollars in millions):

Period	Amount
2014	$116
2015	84
2016	69
2017	64
2018	59

9.  Equity Investments

Our equity investments in unconsolidated affiliates were as follows:

	December 31,
(Dollars in millions)	2013	2012
Borets (formerly PBS)	$—	$356
Proserv Group Inc.	168	170
Other equity investments	128	120
	$296	$646

During 2013, we sold our interest in Borets International Limited (“Borets”) (see Note 2 - Business Combinations and Dispositions). At December 31, 2012, we owned 38.5% of Borets. At December 31, 2013 and 2012, we owned 27.2% and 25.7% of Proserv Group Inc., respectively. Equity in earnings of unconsolidated affiliates for the years ended December 31, 2013, 2012 and 2011 totaled $37 million, $51 million and $20 million, respectively.

In connection with our goodwill impairment test performed in 2012, we prepared an analysis to determine the fair value of our equity investments in less than majority owned entities. Upon completion of this valuation, we determined that the fair value attributable to certain equity investments was significantly below our carrying value for these investments. We assessed these declines in value as other than temporary and recognized an impairment loss of $204 million during the second quarter of 2012.

10.  Short-term Borrowings and Current Portion of Long-term Debt

	December 31,
(Dollars in millions)	2013	2012
Commercial paper program	$292	$888
Revolving credit facility	772	—
364-day term loan facility	300	—
Other short-term bank loans	229	109
Total short-term borrowings	1,593	997
Current portion of long-term debt	73	588
Short-term borrowings and current portion of long-term debt	$1,666	$1,585
Weighted average interest rate on short-term borrowings outstanding at end of year	1.71%	1.54%

We maintain a $2.25 billion unsecured, revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, scheduled to mature July 13, 2016. The Credit Agreement can be used for a combination of borrowings, support for our $2.25 billion commercial paper program and issuances of letters of credit. At December 31, 2013, our borrowings under our revolving credit facility had a weighted average interest rate of 1.4%. This agreement requires that we maintain a debt-to-total capitalization ratio of less than 60%. We were in compliance with this covenant at December 31, 2013. At December 31, 2013, our borrowings under our commercial paper program had a weighted average interest rate of 1.0%, and there were $42 million in outstanding letters of credit under the Credit Agreement.

On May 1, 2013, we entered into a $300 million, 364-day term loan facility with a syndicate of banks. The facility was fully drawn on May 1, 2013 and will mature on April 30, 2014. The terms and conditions of the facility are substantially similar to our $2.25 billion revolving credit agreement. At December 31, 2013, our borrowings under our 364-day term loan facility had a weighted average interest rate of 1.4%. The facility is used for general corporate purposes, including the repayment of other credit facility borrowings and the reduction of outstanding commercial paper.

We have short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2013, we had $229 million in short-term borrowings under these arrangements with a weighted average interest rate of 4.1%. In addition, we had $541 million of letters of credit under various uncommitted facilities and $286 million of surety bonds, primarily performance bonds, issued by financial sureties against an indemnification from us at December 31, 2013.

The carrying value of our short-term borrowings approximates their fair value as of December 31, 2013. A majority of the Current Portion of Long-term Debt at December 31, 2013 is primarily related to payments on our capital leases.

11. Long-term Debt

We have issued various senior notes, all of which rank equally with our existing and future senior unsecured indebtedness, have semi-annual interest payments and no sinking fund requirements. Our Long-term Debt consisted of the following:

	December 31,
(Dollars in millions)	2013	2012
5.15% Senior Notes due 2013	$—	$294
4.95% Senior Notes due 2013	—	250
5.50% Senior Notes due 2016	353	354
6.35% Senior Notes due 2017	610	613
6.00% Senior Notes due 2018	498	497
9.625% Senior Notes due 2019	1,021	1,025
5.125% Senior Notes due 2020	798	797
4.50% Senior Notes due 2022	747	747
6.50% Senior Notes due 2036	595	595
6.80% Senior Notes due 2037	298	298
7.00% Senior Notes due 2038	497	497
9.875% Senior Notes due 2039	247	247
6.75% Senior Notes due 2040	596	596
5.95% Senior Notes due 2042	545	545
4.82% secured borrowing	102	132
Capital and other lease obligations	153	118
Other	74	32
	7,134	7,637
Less amounts due in one year	73	588
Long-term debt	$7,061	$7,049

The following is a summary of scheduled Long-term Debt maturities by year (dollars in millions):

2014	$73
2015	66
2016	410
2017	673
2018	512
Thereafter	5,400
$7,134

On April 4, 2012, we completed a $1.3 billion long-term debt offering comprised of $750 million of 4.5% senior notes due 2022 and $550 million of 5.95% senior notes due 2042. The net proceeds from this offering were used to repay short-term indebtedness under our commercial paper program and for general corporate purposes.

In August 2012, as a result of the delay in filing our second quarter report on Form 10-Q and potential delay in filing our third quarter report on Form 10-Q, we sought consents from the holders of our senior notes to extend the due date under the senior note indentures for providing our Form 10-Q filings and our 2012 Form 10-K filing to no later than March 31, 2013. We received sufficient consents to apply this extension to all series of our publicly traded senior notes. We offered a cash payment of $2.50 for each $1,000 in principal amount for those note holders who consented to the extension and we paid approximately $18 million to the holders of our senior notes in connection with this consent solicitation, which will be recognized as an increase in interest expense over the remaining terms of the senior notes. We also incurred and expensed in 2012 other costs, including fees and expenses, of $12 million in connection with our debt consent solicitation.

The weighted average effective interest rate on our Senior Notes during 2013 was 6.2%. The effective rate was determined after giving consideration to the effect of interest rate derivatives accounted for as hedges and the amortization of any premiums or discounts (See Note 13 – Derivative Instruments).

12.  Fair Value of Financial Instruments

Financial Instruments Measured and Recognized at Fair Value

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three level hierarchy, from highest to lowest level of observable inputs. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices or other market data for similar assets and liabilities in active markets, or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based upon our own judgment and assumptions used to measure assets and liabilities at fair value. Classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. Other than the contingent consideration discussed in Note 2 and our derivative instruments discussed in Note 13, we had no assets or liabilities measured and recognized at fair value on a recurring basis at December 31, 2013 and 2012.

Fair Value of Other Financial Instruments

Our other financial instruments include short-term borrowings and long-term debt. The carrying value of our commercial paper and other short-term borrowings approximates their fair value due to the short-term duration of the associated interest rate periods. These short-term borrowings are classified as Level 2 in the fair value hierarchy.

The fair value of our long-term debt fluctuates with changes in applicable interest rates. Fair value will exceed carrying value when the current market interest rate is lower than the interest rate at which the debt was originally issued. The fair value of our Long-term Debt is a measure of its current value under present market conditions and is established based on observable inputs in non-active markets. The fair value of our Long-term Debt is classified as Level 2 in the fair value hierarchy.

The fair value and carrying value of our senior notes were as follows:

	December 31,
(Dollars in millions)	2013	2012
Fair value	$7,580	$8,368
Carrying value	6,805	7,355

13.  Derivative Instruments

We are exposed to market risk from changes in foreign currency and changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk. We manage our debt portfolio to achieve an overall desired position of fixed and floating rates, and we may employ interest rate swaps as a tool to achieve that goal. The major risks from interest rate derivatives include changes in the interest rates affecting the fair value of such instruments, potential increases in interest expense due to market increases in floating interest rates and the creditworthiness of the counterparties in such transactions. In light of events in the global credit markets and the potential impact of these events on the liquidity of the banking industry, we continue to monitor the creditworthiness of our counterparties, which are multinational commercial banks. The fair values of all our outstanding derivative instruments are determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.

Fair Value Hedges

We may use interest rate swaps to help mitigate exposures related to changes in the fair values of the associated debt. Amounts paid or received upon termination of interest rate swaps accounted for as fair value hedges represent the fair value of the agreements at the time of termination and are amortized as a reduction, in the case of gains, or as an increase, in the case of losses, of interest expense over the remaining term of the debt.

In July 2011, we entered into interest rate swap agreements to pay a variable interest rate and receive a fixed interest rate with an aggregate notional amount of $300 million. These swaps were designated as fair value hedges of our 6.35% Senior Notes. In June 2012, these swaps were terminated. As a result of these terminations, we received a cash settlement of $18 million. The gain associated with these interest rate swap terminations was deferred and is being amortized over the remaining term of our 6.35% senior notes as a reduction in interest expense.

As of December 31, 2013 and 2012, we had net unamortized gains of $42 million and $52 million, respectively, associated with interest rate swap terminations.

Cash Flow Hedges

In 2008, we entered into interest rate derivative instruments to hedge projected exposures to interest rates in anticipation of a debt offering. These hedges were terminated at the time of the issuance of the debt and the associated loss on these hedges is being amortized from Accumulated Other Comprehensive Income (Loss) into interest expense over the remaining term of the debt. As of December 31, 2013 and 2012, we had net unamortized losses of $11 million for both years associated with our cash flow hedge terminations.

Other Derivative Instruments

As of December 31, 2013 and 2012, we had foreign currency forward contracts with aggregate notional amounts of $635 million and $990 million, respectively. These contracts were entered into to hedge exposure to currency fluctuations in various foreign currencies. The total estimated fair value of these contracts and amounts receivable or owed associated with closed contracts at December 31, 2013 and 2012 resulted in a net liability of $1 million and $15 million, respectively. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded each period in current earnings in the line captioned “Other, Net” on the accompanying Consolidated Statements of Operations.

We have cross-currency swaps between the U.S. dollar and Canadian dollar to hedge certain exposures to the Canadian dollar. At December 31, 2013 and 2012, we had notional amounts outstanding of $168 million for each year. The total estimated fair value of these contracts at December 31, 2013 and 2012 resulted in a liability of $21 million and $34 million, respectively. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded in current earnings each period in the line captioned “Other, Net” on the accompanying Consolidated Statements of Operations.

The fair values of outstanding derivative instruments are summarized as follows:

	December 31,
(Dollars in millions)	2013	2012	Classifications
Derivative assets not designated as hedges:
Foreign currency forward contracts	$5	$5	Other Current Assets
Derivative liabilities not designated as hedges:
Foreign currency forward contracts	(6)	(20)	Other Current Liabilities
Cross-currency swap contracts	(21)	(34)	Other Liabilities

14.  Shareholders’ Equity

Changes in our Issued and Treasury shares during the years ended December 31, 2013, 2012 and 2011 were as follows:

(Shares in millions)	Issued	Treasury
Balance at December 31, 2010	758	(23)
Shares issued for acquisitions	5	3
Equity awards granted, vested and exercised	—	4
Shares issued for warrants	2	—
Balance at December 31, 2011	765	(16)
Shares issued for acquisitions	—	3
Equity awards granted, vested and exercised	—	4
Shares issued for warrants	5	—
Shares issued for internal restructuring	70	(70)
Balance at December 31, 2012	840	(79)
Equity awards granted, vested and exercised	—	6
Balance at December 31, 2013	840	(73)

Effective May 23, 2012, we issued 70 million shares to one of our subsidiaries in an internal restructuring of certain of our assets.

Authorized Shares

At December 31, 2013, we were authorized to issue 840 million registered shares and conditionally authorized to issue 372 million registered shares.

Warrants

At December 31, 2010, warrants were outstanding to purchase up to 12.9 million of our shares at a price of $15.00 per share. On March 4, 2011, 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 1.7 million shares. At December 31, 2011, 8.6 million of these warrants were outstanding and exercisable until February 28, 2012. On February 28, 2012, 4.3 million of these warrants were exercised through physical delivery of shares in exchange for $65 million and the remaining 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 494 thousand shares.

The following table presents the changes in our accumulated other comprehensive income by component for the year ended December 31, 2013:

(Dollars in millions)	Currency Translation Adjustment	Defined Benefit Pension	Deferred Loss on Derivatives	Total
Balance at January 1, 2013	213	(40)	(10)	163

Other comprehensive loss before reclassifications	(316)	—	—	(316)
Reclassifications	(37)	2	1	(34)
Net activity	(353)	2	1	(350)
Balance at December 31, 2013	$(140)	$(38)	$(9)	$(187)

The 2013 reclassification from the currency translation adjustment component of other comprehensive income includes $30 million from the sale of our industrial screen business. This amount was recognized in the gain on sale of business line in our Consolidated Statement of Operations for the year ended December 31, 2013.

15. Share-Based Compensation

Incentive Plans

Our incentive plans permit the grant of options, stock appreciation rights, RSA’s, restricted share units (“RSU”), performance share awards, performance unit awards, other share-based awards and cash-based awards to any employee, non-employee directors and other individual service providers or any affiliate.

The provisions of each award vary based on the type of award granted and are determined by the Compensation Committee of our Board of Directors. Those awards, such as stock options that are based on a specific contractual term, will be granted with a term not to exceed 10 years. Upon grant of an RSA, the recipient has the rights of a shareholder, including but not limited to the right to vote such shares and the right to receive any dividends paid on such shares. Recipients of RSU awards do not have the rights of a shareholder until such date as the shares are issued or transferred to the recipient. As of December 31, 2013, approximately 16.7 million shares were available for grant under our incentive plans.

Share-Based Compensation Expense

We recognized the following employee share-based compensation expense during each of the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
(Dollars in millions)	2013	2012	2011
Share-based compensation	$66	$76	$87
Related tax benefit	11	27	30

Options

Stock options were granted with an exercise price equal to or greater than the fair market value of our shares as of the date of grant. We used the Black-Scholes option pricing model to determine the fair value of stock options awarded. The estimated fair value of our stock options was expensed over their vesting period, which was generally one to four years. There were no stock options granted during 2013, 2012 or 2011. The intrinsic value of stock options exercised during 2013, 2012 and 2011 was $12 million, $4 million and $10 million, respectively. All options were fully vested as of December 31, 2012.

A summary of option activity for the year ended December 31, 2013, is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at December 31, 2012	10,403	$9.21	2.54 years	$31,717
Granted	—	—
Exercised	(2,447)	8.89
Forfeited	—	—
Outstanding and Vested at December 31, 2013	7,956	9.31	2.01 years	54,775

Restricted Share Awards and Restricted Share Units

RSAs and RSUs vest based on continued employment, generally over a two to five-year period. The fair value of RSAs and RSUs is determined based on the closing price of our shares on the date of grant. The total fair value, less assumed forfeitures, is expensed over the vesting period. The weighted-average grant date fair value of RSAs and RSUs granted during the years ended December 31, 2013, 2012 and 2011 was $13.49, $13.30 and $22.41, respectively. The total fair value of RSAs and RSUs vested during the years ended December 31, 2013, 2012 and 2011 was $61 million, $78 million and $86 million, respectively. As of December 31, 2013, there was $67 million of unrecognized compensation expense related to unvested RSAs and RSUs, which is expected to be recognized over a weighted average period of two years. A summary of RSA and RSU activity for the year ended December 31, 2013 is presented below:

	RSA	Weighted Average Grant Date Fair Value	RSU	Weighted Average Grant Date Fair Value
	(In thousands)		(In thousands)
Non-Vested at December 31, 2012	2,402	$18.93	3,051	$18.63
Granted	2,397	14.04	2,305	12.93
Vested	(1,178)	21.44	(1,870)	19.20
Forfeited	(410)	15.40	(349)	17.23
Non-Vested at December 31, 2013	3,211	14.80	3,137	14.26

Performance Units

The performance units we have issued typically vest at the end of a three-year period assuming continued employment and the Company’s achievement of certain market-based performance goals. Performance units expire unvested when market conditions are not met. The grant date fair value of the performance units we have granted was determined through use of the Monte Carlo simulation method. The assumptions used in the Monte Carlo simulation during the year ended December 31, 2013, included a risk-free rate of 0.4%, volatility of 42.1% and a zero dividend yield. The weighted-average grant date fair value of the performance units we granted during the years ended December 31, 2013, 2012 and 2011 was $10.81, $21.32 and $29.64, respectively. The total fair value of performance units vested during the years ended December 31, 2013 and 2012 was $8 million and $1 million, respectively. For the year ended December 31, 2013, the 1.3 million shares of stock issued for the performance units were related to the departure of certain former executive officers. No performance units vested in 2011 as that was the first year we granted performance units. As of December 31, 2013, there was $12 million of unrecognized compensation expense related to performance units, which is expected to be recognized over a weighted average period of one year.

A summary of performance unit activity for the years ended December 31, 2013 is presented below:

	Performance Units	Weighted Average Grant Date Fair Value
	(In thousands)
Non-vested at December 31, 2012	1,402	$23.14
Granted	1,905	10.81
Vested	(700)	12.04
Forfeited	(696)	20.03
Non-vested at December 31, 2013	1,911	16.05

16.  Retirement and Employee Benefit Plans

We have defined contribution plans covering certain employees. Contribution expenses related to these plans totaled $73 million, $62 million and $50 million in 2013, 2012 and 2011, respectively.

We have defined benefit pension and other post-retirement benefit plans covering certain U.S. and international employees.  Plan benefits are generally based on factors such as age, compensation levels and years of service. Net periodic benefit cost related to these plans totaled $20 million, $16 million and $14 million in 2013, 2012 and 2011, respectively. The projected benefit obligations on a consolidated basis were $297 million and $275 million as of December 31, 2013 and 2012, respectively. The fair values of plan assets on a consolidated basis (determined primarily using Level 2 inputs) were $151 million and $130 million as of December 31, 2013 and 2012, respectively. The net underfunded obligation was substantially all recorded within Other Noncurrent Liabilities at each balance sheet date. Additionally, consolidated amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost were $52 million and $55 million as of December 31, 2013 and 2012, respectively.

The weighted average assumption rates used for benefit obligations were as follows:

Year Ended December 31,
	2013	2012
Discount rate:
United States plans	1.00% - 4.75%	1.00% - 4.00%
International plans	3.50% - 7.00%	1.36% - 7.00%
Rate of compensation increase:
United States plans	—	—
International plans	3.00% - 4.50%	2.00% - 4.10%

During 2013 and 2012, we contributed $12 million and $11 million, respectively, to our defined benefit pension and other post-retirement benefit plans. In 2014, we expect to contribute approximately $12 million to those plans.

17. Income Taxes

We are exempt from Swiss cantonal and communal tax on income derived outside Switzerland, and we are also granted participation relief from Swiss federal tax for qualifying dividend income and capital gains related to the sale of qualifying investments in subsidiaries. We expect that the participation relief will result in a full exemption of participation income from Swiss federal income tax.

We provide for income taxes based on the laws and rates in effect in the countries in which operations are conducted, or in which we or our subsidiaries are considered resident for income tax purposes. The relationship between our pre-tax income or loss and our income tax provision or benefit varies from period to period as a result of various factors which include changes in total pre-tax income or loss, the jurisdictions in which our income is earned, the tax laws in those jurisdictions and in our operating structure.

Our income tax benefit (provision) from continuing operations consisted of the following:

	Year Ended December 31,
(Dollars stated in millions)	2013	2012	2011
Total current provision	$(177)	$(475)	$(421)
Total deferred benefit (provision)	33	13	(121)
	$(144)	$(462)	$(542)

The difference between the income tax provision at the Swiss federal income tax rate and the income tax provision attributable to Income Before Income Taxes for each of the three years ended December 31, 2013, 2012 and 2011 is analyzed below:

	Year Ended December 31,
(Dollars stated in millions)	2013	2012	2011
Swiss federal income tax rate at 7.83%	$13	$23	$(59)
Tax on earnings subject to rates different than the Swiss federal income tax rate	89	(341)	(377)
Change in valuation allowance	(264)	(108)	(29)
Change in uncertain tax positions	18	(36)	(77)
	$(144)	$(462)	$(542)

In 2013, our income before tax includes a $153 million charge for the settlement of the United Nations oil-for-food program governing sales of goods into Iraq and Foreign Corrupt Practices Act (“FCPA”) matters, a $299 million loss on certain legacy projects, $98 million of bad debt expense, which includes a receivable impairment charge in Venezuela, and a $100 million loss due to the devaluation of the Venezuelan bolivar, all with no or little tax benefit. Our 2013 tax provision includes certain discrete tax benefits primarily due to tax planning activities, decreases in reserves for uncertain tax positions due to statute of limitation expiration and audit closures and the enactment of the American Taxpayer Relief Act, which decreased our effective tax rate for the period.

In 2012, our results include a $589 million goodwill impairment charge, substantially all of which was non-deductible, a $204 million equity method impairment charge and a $100 million accrual for a loss contingency, both of which are fully non-deductible. In 2011, we recorded tax expense of $20 million related to the redemption of equity in one of our U.S. subsidiaries. These amounts are included in tax on earnings subject to rates different than the Swiss federal income tax rate.

Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which we have operations. Deferred tax assets and liabilities are classified as current or non-current according to the classification of the related asset or liability for financial reporting.

The components of the net deferred tax asset (liability) attributable to continuing operations were as follows:

	December 31,
(Dollars stated in millions)	2013	2012
Net operating losses carryforwards	$647	$396
Accrued liabilities and reserves	239	229
Tax credit carryforwards	115	117
Employee benefits	54	61
Inventory	58	61
Other	80	112
Valuation allowance	(571)	(317)
Total deferred tax assets	622	659
Deferred tax liabilities:
Property, plant and equipment	(478)	(501)
Intangible assets	(238)	(245)
Deferred Income	(6)	(27)
Other	(20)	(32)
Total deferred tax liabilities	(742)	(805)
Net deferred tax assets (liabilities)	$(120)	$(146)

The overall increase in the valuation allowance in both 2013 and 2012 is primarily attributable to the establishment of a valuation allowance against current year net operating losses ("NOLs") and tax credits in various jurisdictions. Our results in 2013 and 2012 include significant operating losses in Iraq upon which we recorded a valuation allowance of $134 million and $72 million, respectively.

Deferred income taxes generally have not been recognized on the cumulative undistributed earnings of our non-Swiss subsidiaries because they are considered to be indefinitely reinvested or they can be distributed on a tax free basis. Distribution of these earnings in the form of dividends or otherwise may result in a combination of income and withholding taxes payable in various countries. As of December 31, 2013, the cumulative undistributed earnings of our non-Swiss subsidiaries that are considered indefinitely reinvested and may be subject to tax if distributed amount to approximately $1.7 billion. Due to complexities in the tax laws and the manner of repatriation, it is not practicable to estimate the unrecognized amount of deferred income taxes and the related dividend withholding taxes associated with these undistributed earnings.

At December 31, 2013, we had approximately $2.7 billion of NOLs in various jurisdictions, $459 million of which were generated by certain U.S. subsidiaries. Loss carryforwards, if not utilized, will mostly expire for U.S. subsidiaries in 2031, 2032, and 2033 and at various dates from 2015 through 2033 for non-U.S. subsidiaries. At December 31, 2013, we had $115 million of tax credit carryovers, of which $97 million is for U.S. subsidiaries. The U.S. tax credits primarily consist of $25 million of research and development tax credit carryforwards which expire from 2018 through 2033, and $72 million of foreign tax credit carryforwards which expire from 2014 through 2021.

A tabular reconciliation of the total amounts of uncertain tax positions at the beginning and end of the period is as follows:

	Year Ended December 31,
(Dollars stated in millions)	2013	2012	2011
Balance at beginning of year	$296	$292	$237
Additions as a result of tax positions taken during a prior period	64	8	7
Reductions as a result of tax positions taken during a prior period	(12)	(1)	(8)
Additions as a result of tax positions taken during the current period	31	29	65
Reductions relating to settlements with taxing authorities	(60)	(14)	(3)
Reductions as a result of a lapse of the applicable statute of limitations	(19)	(19)	(2)
Foreign exchange effects	(11)	1	(4)
Balance at end of year	$289	$296	$292

Substantially all of the uncertain tax positions, if recognized in future periods, would impact our effective tax rate. To the extent penalties and interest would be assessed on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense and other non-current liabilities in the financial statements in accordance with our accounting policy. We recorded a benefit of $21 million, and expenses of $21 million and $20 million of interest and penalties for the years ended December 31, 2013, 2012 and 2011, respectively. The amounts in the table above exclude accrued interest and penalties of $121 million, $142 million and $121 million at December 31, 2013, 2012 and 2011, respectively, which are included in other liabilities.

We are subject to income tax in many of the over 100 countries where we operate. As of December 31, 2013, the following table summarizes the tax years that remain subject to examination for the major jurisdictions in which we operate:

Canada	2009 - 2013
Mexico	2007 - 2013
Russia	2011 - 2013
Switzerland	2009 - 2013
United States	2007 - 2013
Venezuela	2008 - 2013

We anticipate a reduction in the balance of uncertain tax positions by up to $36 million in the next twelve months due to expiration of statutes of limitations, settlements and/or conclusions of tax examinations.

18.  Disputes, Litigation and Contingencies

U.S. Government and Internal Investigations

On January 17, 2014, the U.S. District Court for the Southern District of Texas approved the settlement agreements between us and certain of our subsidiaries and the DOJ. On November 26, 2013, we announced that we and our subsidiaries also entered into settlement agreements with the U.S. Departments of Treasury and Commerce and with the SEC, which the U.S. District Court for the Southern District of Texas entered on December 20, 2013. These agreements collectively resolved investigations of prior alleged violations by us and certain of our subsidiaries relating to certain trade sanctions laws, participation in the United Nations oil-for-food program governing sales of goods into Iraq, and non-compliance with the Foreign Corrupt Practices Act.

Approximately $66 million of the $253 million to be paid by us and our subsidiaries under the settlement agreements was paid in January 2014 and the remaining $187 million was paid pursuant to the terms of the settlement agreements in February of 2014. These agreements include a requirement to retain, for a period of at least 18 months, an independent monitor responsible to assess our compliance with the terms of the agreement so as to address and reduce the risk of recurrence of alleged misconduct, after which we would continue to evaluate our own compliance program and make periodic reports to the DOJ and SEC and maintain agreed compliance monitoring and reporting systems, all of which is costly to us. These agreements also require us to retain an independent third party to retroactively audit our compliance with U.S. export control laws during the years 2012, 2013 and 2014.

During the quarter ended June 30, 2012, the negotiations related to the trade sanctions matter progressed to a point where we recognized a liability for a loss contingency that we believed was probable and for which a reasonable estimate could be made. We estimated that the amount of this loss was $100 million and we recognized a loss contingency of this amount in the quarter ended June 30, 2012. During the quarter ended June 30, 2013, the negotiations related to the United Nations oil-for-food program governing sales of goods into Iraq and FCPA matters progressed to a point where we recognized a liability for a loss contingency that we believed was probable and for which a reasonable estimate could be made. We estimated the amount of this loss at $153 million and recognized a loss contingency equal to such amount in the quarter ended June 30, 2013.

The SEC and DOJ are also investigating the circumstances surrounding the material weakness in our internal controls over financial reporting for income taxes that was disclosed in a notification of late filing on Form 12b-25 filed on March 1, 2011 and in current reports on Form 8-K filed on February 21, 2012 and on July 24, 2012 and the subsequent restatements of our historical financial statements. We are cooperating fully with these investigations. We are unable to predict the outcome of these matters due to the inherent uncertainties presented by such investigations, and we are unable to predict potential outcomes or estimate the range of potential loss contingencies, if any. The government, generally, has a broad range of civil and criminal penalties available for these types of matters under applicable law and regulation, including injunctive relief, fines, penalties and modifications to business practices, some of which, if imposed on us, could be material to our business, financial condition or results of operations. In September 2013, we also received the final decision of the SIX Swiss Exchange Sanction Commission regarding its investigation for similar internal controls and restatement matters. The decision resulted in a fine of $270,000 plus costs. We do not plan to appeal this decision.

Shareholder Litigation

In 2010, three shareholder derivative actions were filed, purportedly on behalf of the Company, asserting breach of duty and other claims against certain current and former officers and directors of the Company related to the United Nations oil-for-food program governing sales of goods into Iraq, FCPA and trade sanctions related to the U.S. government investigations disclosed above and in our SEC filings since 2007. Those shareholder derivative cases are pending in the Harris County, Texas, civil court and are captioned Neff v. Brady, et al., No. 201040764, Hess v. Duroc-Danner, et al., No. 201040765, and Rosner v. Brady, et al., No. 201047343.

In March 2011, a shareholder derivative action, Iron Workers Mid-South Pension Fund v. Duroc-Danner, et al., No. 201119822, was filed in Harris County, Texas, civil court purportedly on behalf of the Company against certain current and former officers and directors, alleging breaches of duty related to the material weakness and restatement announcements. In February 2012, a second shareholder derivative action, Wandel v. Duroc-Danner, et al., No. 1:12-cv-01305-LAK (SDNY), was filed in federal court in the Southern District of New York. In March 2012, a purported securities class action captioned Freedman v. Weatherford International Ltd., et al., No. 1:12-cv-02121-LAK (SDNY) was filed in the Southern District of New York against us and certain current and former officers. That case alleges violation of the federal securities laws related to the restatement of our historical financial statements announced on February 21, 2012, and later added claims related to the announcement of a subsequent restatement on July 24, 2012.

We cannot predict the outcome of these cases including the amount of any possible loss. If one or more negative outcomes were to occur relative to these cases, the aggregate impact to our financial condition could be material.

In March 2011, a purported shareholder class action captioned Dobina v. Weatherford International Ltd., et al., No. 1:11-cv-01646-LAK (SDNY), was filed in the U.S. District Court for the Southern District of New York, following our announcement on March 1, 2011 of a material weakness in our internal controls over financial reporting for income taxes, and restatement of our historical financial statements (the “2011 Class Action”). The associated lawsuit alleged violation of the federal securities laws by us and certain current and former officers. During the three months ended December 31, 2013, we entered into negotiations to settle the 2011 Class Action. As a result of these negotiations, settlement became probable and a settlement agreement was signed on January 29, 2014. The settlement agreement requires payments totaling approximately $53 million, which we expect to be entirely recoverable from insurance. The settlement arrangement must be submitted to the court for final approval. See “Notes to Consolidated Financial Statements – Note 21– Subsequent Events” for additional information regarding the settlement of the “Shareholder Litigation” matters.

Other Disputes

A former Senior Vice President and General Counsel (the “Executive”) left the Company in June 2009. The Executive had employment agreements with us that terminated upon his departure. There is currently a dispute between the Executive and us as to the amount of compensation we are obligated to pay under these employment agreements based on the Executive’s separation. This dispute has not resulted in a lawsuit being filed. Since 2009, it has been our belief that an unfavorable outcome regarding this dispute is not probable and, as such, we had not accrued for the Executive’s claimed severance and other benefits. However, in the three months ended December 31, 2013 we concluded that we would attempt to negotiate a settlement. As a result, we believe that settlement has become probable and we have accrued our estimate of the probable loss.

Additionally, we are aware of various disputes and potential claims and are a party in various litigation involving claims against us, some of which are covered by insurance. For claims, disputes and pending litigation in which we believe a negative outcome is probable and a loss can be reasonably estimated, we have recorded a liability for the expected loss. These liabilities are immaterial to our financial condition and results of operations. In addition we have certain claims, disputes and pending litigation regarding which we do not believe a negative outcome is probable or for which we can only estimate a range of liability. It is possible, however, an unexpected judgment could be rendered against us, or we could decide to resolve a case or cases, that would result in liability that could be uninsured and beyond the amounts we currently have reserved and in some cases those losses could be material. If one or more negative outcomes were to occur relative to these matters, the aggregate impact to our financial condition could be material.

19.  Commitments

We are committed under various operating lease agreements primarily related to office space and equipment. Generally, these leases include renewal provisions and rental payments, which may be adjusted for taxes, insurance and maintenance related to the property. Future minimum rental commitments under noncancellable operating leases are as follows (dollars in millions):

2014	$277
2015	239
2016	185
2017	137
2018	109
Thereafter	270
$1,217

Total rent expense incurred under operating leases was approximately $581 million, $458 million and $328 million for the years ended December 31, 2013, 2012 and 2011, respectively. The future rental commitment table above does not include leases that are short-term in nature or can be cancelled with notice of less than three months.

20. Segment Information

Reporting Segments

Our operational performance is reviewed and managed on a geographic basis. We report the following regions, which are our operating segments, as separate, distinct reporting segments: North America; MENA/Asia Pacific; Europe/SSA/Russia; and Latin America. Financial information by segment is summarized below. Revenues are attributable to countries based on the ultimate destination of the sale of products or performance of services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	Year Ended December 31, 2013
(Dollars in millions)	Net Operating Revenues	Income from Operations (a)	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2013
North America	$6,390	$820	$424	$434	$7,720
MENA/Asia Pacific	3,344	(96)	396	526	5,328
Europe/SSA/Russia	2,693	288	286	305	4,346
Latin America (b)	2,836	306	276	247	4,247
	15,263	1,318	1,382	1,512	21,641
Corporate and Research and Development	—	(466)	20	63	336
U.S. Government Investigation Loss	—	(153)	—	—	—
Other Items (c)	—	(176)	—	—	—
Total	$15,263	$523	$1,402	$1,575	$21,977

	Year Ended December 31, 2012
(Dollars in millions)	Net Operating Revenues	Income from Operations (d)	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2012
North America	$6,824	$1,078	$412	$744	$8,223
MENA/Asia Pacific	2,795	34	352	657	5,108
Europe/SSA/Russia	2,519	315	255	341	4,418
Latin America	3,077	395	238	384	4,348
	15,215	1,822	1,257	2,126	22,097
Corporate and Research and Development	—	(453)	25	51	698
Goodwill and Equity Investment Impairment	—	(793)	—	—	—
U.S. Government Investigation Loss	—	(100)	—	—	—
Other Items (e)	—	(178)	—	—	—
Total	$15,215	$298	$1,282	$2,177	$22,795

	Year Ended December 31, 2011
(Dollars in millions)	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2011
North America	$6,023	$1,259	$357	$416	$7,672
MENA/Asia Pacific (f)	2,441	25	328	504	5,264
Europe/SSA/Russia	2,298	287	233	226	3,963
Latin America	2,226	254	198	329	3,517
	12,988	1,825	1,116	1,475	20,416
Corporate and Research and Development	—	(422)	20	49	635
Other Items (g)	—	(96)	—	—
Total	$12,988	$1,307	$1,136	$1,524	$21,051

(a)
For the year ended December 31, 2013, we recognized a charge for bad debt expense of $98 million attributable to our reporting segments as follows: $59 million in Latin America, $27 million in MENA/Asia Pacific, $10 million for Europe/SSA/Russia, and $2 million in North America. See footnote (b) below for additional details for the bad debt expense charge in Latin America of $59 million. During 2013, we recognized a charge for excess and obsolete inventory of $62 million attributable to each reporting segment as follows: $35 million in North America, $7 million in MENA/Asia Pacific, $13 million in Europe/SSA/Russia and $7 million in Latin America.

(b)
On December 17, 2013, we accepted bonds with a face value of $127 million from PDVSA in full settlement of $127 million in trade receivables. Upon receipt, we immediately sold these bonds in a series of transactions recognizing a loss of $58 million.

(c)
Other items for 2013 include $67 million of professional fees and expenses for U.S. government investigations and the remediation of our material weakness related to income taxes, $94 million of severance and $15 million of other items, which include gains totaling $24 million primarily related to the sale of our 38.5% equity interest in Borets as well as our industrial screen business.

(d)
During 2012, we recognized a charge for excess and obsolete inventory of $53 million attributable to each reporting segment as follows: $21 million in North America, $16 million in MENA/Asia Pacific, $11 million in Europe/SSA/Russia and $5 million in Latin America. We also recognized a charge of $30 million to adjust the carrying value of our guar inventory, a component of certain drilling fluids, to the lower of cost or market, all of which was attributable to the North America reporting segment.

(e)
Other Items for 2012 include income tax restatement and material weakness remediation expenses of $103 million, $13 million of costs incurred in connection with U.S. government investigations, $11 million of non-recurring fees and expenses associated with our 2012 debt consent solicitation and severance, exit and other charges of $79 million, offset by a $28 million gain related to the sale of our subsea controls business.

(f)
In early 2011, our operations in Libya were disrupted by civil unrest. Due to the hostilities, we were unable to physically verify the existence or condition of the majority of our assets in country for most of 2011 and the information available to us about these assets evolved during the year. Additionally, due to international sanctions against all entities affiliated with the Libyan government, we were unable to pursue collections of accounts receivable from a significant portion of our Libyan customers. In the fourth quarter, hostilities subsided and limited company personnel were able to re-enter the country. Additionally, we were able to engage in discussions with our customers. Following an examination of our Libyan assets and evaluation of our accounts receivable from Libyan customers, we recognized an expense of $59 million primarily to establish a reserve for receivables, machinery and equipment and inventory in Libya.

(g)
Other Items for 2011 includes income tax restatement and material weakness remediation expenses of $22 million, $10 million of costs incurred in connection with U.S. government investigations related to Foreign Corrupt Practices Act and United Nations oil-for-food program governing sales of goods into Iraq matters, $9 million associated with the termination of a corporate consulting contract, and severance, exit and other charges of $55 million.

Products and Services

We are a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and natural gas industry. The composition of our consolidated revenues by product service line group is as follows:

	Year Ended December 31,
	2013	2012	2011
Formation Evaluation and Well Construction	61%	56%	57%
Completion and Production	39	44	43
Total	100%	100%	100%

Geographic Areas

Financial information by geographic area for each of the three years ended December 31, 2013, is summarized below. Revenues from customers and long-lived assets in Switzerland were insignificant in each of the years presented. Long-lived assets exclude goodwill and intangible assets as well as deferred tax assets of $33 million, $59 million and $145 million at December 31, 2013, 2012 and 2011, respectively.

	Revenues from Unaffiliated Customers			Long-lived Assets
(Dollars in millions)	2013	2012	2011	2013	2012	2011
United States	$5,146	$5,465	$4,714	$2,272	$2,524	$2,353
Canada	1,243	1,359	1,309	438	471	435
Mexico	959	1,274	789	226	231	222
Other Countries	7,915	7,117	6,176	5,899	5,845	5,041
	$15,263	$15,215	$12,988	$8,835	$9,071	$8,051

21. Subsequent Events

U.S. Government and Internal Investigations

On January 17, 2014, the U.S. District Court for the Southern District of Texas approved the settlement agreements between us and certain of our subsidiaries and the U.S. Department of Justice to resolve investigations of prior alleged violations by us and certain of our subsidiaries relating to certain trade sanctions laws, participation in the United Nations oil-for-food program governing sales of goods into Iraq, and non-compliance with the Foreign Corrupt Practices Act. In 2014 we paid approximately $253 million under the settlement agreements, of which $66 million was paid in January 2014 and the remaining $187 million was paid pursuant to the terms of the settlement agreements in January and February of 2014 by us and our subsidiaries.

Shareholder Litigation

On January 29, 2014, we, together with certain current and former officers, reached agreement to resolve the Dobina lawsuit discussed above. Pursuant to the settlement we will pay approximately $53 million, all of which is recoverable from insurance, in exchange for dismissal with prejudice of the litigation and the unconditional release of all claims, known or unknown, that settlement class members brought or could have brought against us and individual defendants related to the facts and allegations in the litigation.

22. Consolidating Financial Statements

Weatherford Switzerland is the ultimate parent of the Weatherford group and guarantees the obligations of Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), and Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”), noted below.

The following obligations of Weatherford Delaware were guaranteed by Weatherford Bermuda at December 31, 2013, 2012 and 2011: (1) 6.35% senior notes and (2) 6.80% senior notes. In addition to these obligations, the 5.95% senior notes of Weatherford Delaware were guaranteed by Weatherford Bermuda at December 31, 2011.

The following obligations of Weatherford Bermuda were guaranteed by Weatherford Delaware at December 31, 2013, 2012 and 2011: (1) revolving credit facility, (2) 5.50% senior notes, (3) 6.50% senior notes, (4) 6.00% senior notes, (5) 7.00% senior notes, (6) 9.625% senior notes, (7) 9.875% senior notes, (8) 5.125% senior notes, (9) 6.75% senior notes, (10) 4.50% senior notes and (11) 5.95% senior notes. In addition to these obligations, the following obligations of Weatherford Bermuda were guaranteed by Weatherford Delaware at December 31, 2012 and 2011: (1) the 4.95% senior notes and (2) 5.15% senior notes. In 2013, we entered into a 364-day term loan facility, which is an obligation of Weatherford Bermuda guaranteed by Weatherford Delaware.

As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information. The accompanying guarantor financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Condensed Consolidating Balance Sheet
December 31, 2013
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Current Assets:
Cash and Cash Equivalents	$—	$—	$—	$435	$—	$435
Other Current Assets	57	5	415	8,270	(408)	8,339
Total Current Assets	57	5	415	8,705	(408)	8,774

Equity Investments in Affiliates	8,663	11,742	8,065	6,466	(34,936)	—
Equity Held in Parent	—	—	10	27	(37)	—
Intercompany Receivables, Net	—	—	—	7,304	(7,304)	—
Other Assets	7	41	17	13,138	—	13,203
Total Assets	$8,727	$11,788	$8,507	$35,640	$(42,685)	$21,977

Current Liabilities:
Short-term Borrowings and Current Portion of Long-Term Debt	$—	$1,445	$23	$198	$—	$1,666
Accounts Payable and Other Current Liabilities	312	129	—	4,000	(408)	4,033
Total Current Liabilities	312	1,574	23	4,198	(408)	5,699

Long-term Debt	—	5,891	986	184	—	7,061
Intercompany Payables, Net	243	6,755	306	—	(7,304)	—
Other Long-term Liabilities	10	97	2	905	—	1,014
Total Liabilities	565	14,317	1,317	5,287	(7,712)	13,774

Weatherford Shareholders’ Equity	8,162	(2,529)	7,190	30,312	(34,973)	8,162
Noncontrolling Interests	—	—	—	41	—	41
Total Liabilities and Shareholders’ Equity	$8,727	$11,788	$8,507	$35,640	$(42,685)	$21,977

Condensed Consolidating Balance Sheet
December 31, 2012
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Current Assets:
Cash and Cash Equivalents	$—	$—	$—	$300	$—	$300
Other Current Assets	5	5	256	8,682	(219)	8,729
Total Current Assets	5	5	256	8,982	(219)	9,029

Equity Investments in Affiliates	9,184	14,790	7,675	8,458	(40,107)	—
Equity Held in Parent	—	—	10	172	(182)	—
Intercompany Receivables, Net	—	1,872	—	—	(1,872)	—
Other Assets	17	45	14	13,690	—	13,766
Total Assets	$9,206	$16,712	$7,955	$31,302	$(42,380)	$22,795

Current Liabilities:
Short-term Borrowings and Current Portion of Long-Term Debt	$—	$1,439	$26	$120	$—	$1,585
Accounts Payable and Other Current Liabilities	8	246	—	4,089	(218)	4,125
Total Current Liabilities	8	1,685	26	4,209	(218)	5,710

Long-term Debt	—	5,895	1,019	135	—	7,049
Intercompany Payables, Net	400	—	477	995	(1,872)	—
Other Long-term Liabilities	12	76	3	1,127	—	1,218
Total Liabilities	420	7,656	1,525	6,466	(2,090)	13,977

Weatherford Shareholders’ Equity	8,786	9,056	6,430	24,804	(40,290)	8,786
Noncontrolling Interests	—	—	—	32	—	32
Total Liabilities and Shareholders’ Equity	$9,206	$16,712	$7,955	$31,302	$(42,380)	$22,795

Condensed Consolidating Statement of Operations
Year Ended December 31, 2013
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$15,263	$—	$15,263
Costs and Expenses	(50)	(139)	(3)	(14,548)	—	(14,740)
Operating Income (Loss)	(50)	(139)	(3)	715	—	523

Other Income (Expense):
Interest Expense, Net	—	(430)	(61)	(25)	—	(516)
Intercompany Charges, Net	(53)	49	(337)	341	—	—
Equity in Subsidiary Income	(242)	30	461	—	(249)	—
Other, Net	—	(31)	(2)	(144)	—	(177)
Income (Loss) Before Income Taxes	(345)	(521)	58	887	(249)	(170)
(Provision) Benefit for Income Taxes	—	—	145	(289)	—	(144)
Net Income (Loss)	(345)	(521)	203	598	(249)	(314)
Noncontrolling Interests	—	—	—	(31)	—	(31)
Net Income (Loss) Attributable to Weatherford	$(345)	$(521)	$203	$567	$(249)	$(345)
Comprehensive Income (Loss) Attributable to Weatherford	$(695)	$(788)	$39	$214	$535	$(695)

Condensed Consolidating Statement of Operations
Year Ended December 31, 2012
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$15,215	$—	$15,215
Costs and Expenses	(59)	(114)	(5)	(14,739)	—	(14,917)
Operating Income (Loss)	(59)	(114)	(5)	476	—	298

Other Income (Expense):
Interest Expense, Net	—	(401)	(69)	(16)	—	(486)
Intercompany Charges, Net	(28)	53	(233)	208	—	—
Equity in Subsidiary Income	(689)	(701)	(94)	—	1,484	—
Other, Net	(2)	(34)	—	(64)	—	(100)
Income (Loss) Before Income Taxes	(778)	(1,197)	(401)	604	1,484	(288)
(Provision) Benefit for Income Taxes	—	—	107	(569)	—	(462)
Net Income (Loss)	(778)	(1,197)	(294)	35	1,484	(750)
Noncontrolling Interests	—	—	—	(28)	—	(28)
Net Income (Loss) Attributable to Weatherford	$(778)	$(1,197)	$(294)	$7	$1,484	$(778)
Comprehensive Income (Loss) Attributable to Weatherford	$(695)	$(1,197)	$(294)	$90	$1,401	$(695)

Condensed Consolidating Statement of Operations
Year Ended December 31, 2011
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$12,988	$—	$12,988
Costs and Expenses	(48)	(3)	(3)	(11,627)	—	(11,681)
Operating Income (Loss)	(48)	(3)	(3)	1,361	—	1,307

Other Income (Expense):
Interest Expense, Net	—	(353)	(90)	(10)	—	(453)
Intercompany Charges, Net	(61)	16	(177)	222	—	—
Equity in Subsidiary Income	299	281	802	—	(1,382)	—
Other, Net	—	(33)	(1)	(73)	—	(107)
Income (Loss) Before Income Taxes	190	(92)	531	1,500	(1,382)	747
(Provision) Benefit for Income Taxes	(1)	—	65	(606)	—	(542)
Net Income (Loss)	189	(92)	596	894	(1,382)	205
Noncontrolling Interests	—	—	—	(16)	—	(16)
Net Income (Loss) Attributable to Weatherford	$189	$(92)	$596	$878	$(1,382)	$189
Comprehensive Income (Loss) Attributable to Weatherford	$67	$(92)	$596	756	(1,260)	67

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2013
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$(345)	$(521)	$203	$598	$(249)	$(314)
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	53	(49)	337	(341)	—	—
Equity in (Earnings) Loss of Affiliates	242	(30)	(461)	—	249	—
Deferred Income Tax Provision (Benefit)	—	—	28	(61)	—	(33)
Other Adjustments	(48)	748	470	406	—	1,576
Net Cash Provided (Used) by Operating Activities	(98)	148	577	602	—	1,229
Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	—	—	—	(1,575)	—	(1,575)
Acquisitions of Businesses, Net of Cash Acquired	—	—	—	(8)	—	(8)
Acquisition of Intellectual Property	—	—	—	(9)	—	(9)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	—	—	—
Proceeds from Sale of Assets and Businesses, Net	—	—	—	488	—	488
Capital Contribution to Subsidiary	—	(1,181)	—	—	1,181	—
Net Cash Provided (Used) by Investing Activities	—	(1,181)	—	(1,104)	1,181	(1,104)
Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	550	(4)	66	—	612
Borrowings (Repayments) Long-term Debt, Net	—	(544)	(30)	(26)	—	(600)
Borrowings (Repayments) Between Subsidiaries, Net	100	1,027	(565)	(562)	—	—
Proceeds from Capital Contributions	—	—	—	1,181	(1,181)	—
Other, Net	(2)	—	22	(26)	—	(6)
Net Cash Provided (Used) by Financing Activities	98	1,033	(577)	633	(1,181)	6
Effect of Exchange Rate Changes On Cash and Cash Equivalents	—	—	—	4	—	4
Net Increase in Cash and Cash Equivalents	—	—	—	135	—	135
Cash and Cash Equivalents at Beginning of Year	—	—	—	300	—	300
Cash and Cash Equivalents at End of Year	$—	$—	$—	$435	$—	$435

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2012
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$(778)	$(1,197)	$(294)	$35	$1,484	$(750)
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	28	(53)	233	(208)	—	—
Equity in (Earnings) Loss of Affiliates	689	701	94	—	(1,484)	—
Deferred Income Tax Provision (Benefit)	—	—	10	(23)	—	(13)
Other Adjustments	50	35	472	1,427	—	1,984
Net Cash Provided (Used) by Operating Activities	(11)	(514)	515	1,231	—	1,221
Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	—	—	—	(2,177)	—	(2,177)
Acquisitions of Businesses, Net of Cash Acquired	(30)	—	—	(135)	—	(165)
Acquisition of Intellectual Property	—	—	—	(17)	—	(17)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(8)	—	(8)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	61	—	61
Capital Contribution to Subsidiary	(30)	(85)	(118)	118	115	—
Net Cash Provided (Used) by Investing Activities	(60)	(85)	(118)	(2,158)	115	(2,306)
Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	(108)	—	95	—	(13)
Borrowings (Repayments) Long-term Debt, Net	—	1,295	(296)	4	—	1,003
Borrowings (Repayments) Between Subsidiaries, Net	71	(588)	(101)	618	—	—
Proceeds from Capital Contributions	—	—	—	115	(115)	—
Other, Net	—	—	—	22	—	22
Net Cash Provided (Used) by Financing Activities	71	599	(397)	854	(115)	1,012
Effect of Exchange Rate Changes On Cash and Cash Equivalents	—	—	—	2	—	2
Net Increase in Cash and Cash Equivalents	—	—	—	(71)	—	(71)
Cash and Cash Equivalents at Beginning of Year	—	—	—	371	—	371
Cash and Cash Equivalents at End of Year	$—	$—	$—	$300	$—	$300

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2011
(Dollars in millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$189	$(92)	$596	$894	$(1,382)	$205
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	61	(16)	177	(222)	—	—
Equity in (Earnings) Loss of Affiliates	(299)	(281)	(802)	—	1,382	—
Deferred Income Tax Benefit	—	—	(65)	186	—	121
Other Adjustments	3	(73)	(31)	627	—	526
Net Cash Provided (Used) by Operating Activities	(46)	(462)	(125)	1,485	—	852
Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	—	—	—	(1,524)	—	(1,524)
Acquisitions of Businesses, Net of Cash Acquired	(4)	—	—	(140)	—	(144)
Acquisition of Intellectual Property	—	—	—	(8)	—	(8)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(14)	—	(14)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	31	—	31
Capital Contribution to Subsidiary	(4)	(25)	4	—	25	—
Other Investing Activities	—	—	—	(15)	—	(15)
Net Cash Provided (Used) by Investing Activities	(8)	(25)	4	(1,670)	25	(1,674)
Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	996	—	(4)	—	992
Borrowings (Repayments) Long-term Debt, Net	—	—	(18)	(176)	—	(194)
Borrowings (Repayments) Between Subsidiaries, Net	54	(623)	127	442	—	—
Proceeds from Capital Contributions	—	—	—	25	(25)	—
Other, Net	—	—	—	(21)	—	(21)
Net Cash Provided (Used) by Financing Activities	54	373	109	266	(25)	777
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	—	—	—
Net Increase in Cash and Cash Equivalents	—	(114)	(12)	81	—	(45)
Cash and Cash Equivalents at Beginning of Year	—	114	12	290	—	416
Cash and Cash Equivalents at End of Year	$—	$—	$—	$371	$—	$371

23. Quarterly Financial Data (Unaudited)

	2013 Quarters
(Dollars in millions, except per share amounts)	First	Second	Third	Fourth	Total
Revenues	$3,837	$3,868	$3,820	$3,738	$15,263
Gross Profit	831	742	784	604	2,961
Net Income (Loss) Attributable to Weatherford	22	(118)	22	(271)	(345)

Basic Earnings (Loss) Per Share (a)	0.03	(0.15)	0.03	(0.35)	(0.45)
Diluted Earnings (Loss) Per Share (a)	0.03	(0.15)	0.03	(0.35)	(0.45)

	2012 Quarters
(Dollars in millions, except per share amounts)	First	Second	Third	Fourth	Total
Revenues	$3,591	$3,747	$3,819	$4,058	$15,215
Gross Profit	891	776	852	841	3,360
Net Income (Loss) Attributable to Weatherford	123	(849)	70	(122)	(778)

Basic Earnings (Loss) Per Share	0.16	(1.11)	0.09	(0.16)	(1.02)
Diluted Earnings (Loss) Per Share	0.16	(1.11)	0.09	(0.16)	(1.02)

(a)	Per share amounts may not sum across due to rounding.

Effective February 13, 2013, the Venezuelan government devalued its currency and the official exchange rate moved from 4.30 per dollar to 6.30 per dollar for all goods and services. Included in the results for the quarter ended March 31, 2013, we recognized a charge of approximately $100 million for the remeasurement of our net monetary assets denominated in the Venezuelan bolivar at the date of the devaluation.

The results for the quarter ended June 30, 2013 include a $153 million accrual related to the U.S. government investigations.

The results for the quarter ended December 31, 2013 include our recognition of a $58 million loss upon settlement of $127 million in outstanding receivables due from PDVSA.

Included in the results for the quarters ended September 30, 2013 and December 31, 2013, were estimated project losses of $85 million and $148 million, respectively, related to our long-term early production facility construction contracts in Iraq accounted for under the percentage of completion method. Total estimated losses on these projects were $307 million at December 31, 2013. As of December 31, 2013, our percentage of completion project estimates include $36 million of claims revenue.

Included in the results for the quarter ended June 30, 2012, are goodwill and equity method impairment losses of $589 million and $204 million, respectively, a charge for excess and obsolete inventory of $64 million, and a $28 million gain on the sale of our subsea controls business.

The results for the quarter ended September 30, 2012 include a charge of $30 million to adjust the carrying value of our guar inventory, a component of certain drilling fluids, to the lower of cost or market.

Included in the results for the quarter ended December 31, 2012 is $63 million in revenue recognized upon the revision of project estimates on our projects in Mexico. Also included in the results for the quarter ended December 31, 2012 are adjustments to correct errors in years prior to 2012 that reduce gross profit by $27 million and increase “Net Loss Attributable to Weatherford” for the quarter by $31 million. The impact of these errors, the most significant of which related to the elimination of intercompany profit in inventory, is not material to any individual prior interim or annual period.